EXHIBIT 10.50
EXCLUSIVE LICENSE AGREEMENT

Bio-Marker
This Exclusive License Agreement (the “Agreement”) is made as of January 27, 2006 (the “Effective Date”) by and between University Hospitals of Cleveland (“LICENSOR”), an Ohio not-for-profit corporation having its principal offices at 11100 Euclid Ave, Cleveland, Ohio 44106, for itself and Case Western Reserve University, and Molecular Diagnostics, dba CytoCore, Inc. (the “LICENSEE”)a Delaware corporation having its principal offices at 414 N. Orleans St., Suite 800, Chicago, IL 60610. The LICENSOR and the LICENSEE are sometimes referred to herein individually as the “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, the LICENSOR desires to herewith license to LICENSEE the Cancer and Cancer Potential Marker, Target, Antibody and Therapeutic Technology, as further defined here-in.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:
1.	LICENSE

1.1	Grant of License

A. LICENSOR hereby grants to LICENSEE, upon and subject to all the terms and conditions of this Agreement, a worldwide, exclusive, royalty-bearing license with right to sub-license under the Licensed Technology and to know-how necessary to practice the patents and patent applications listed in Appendices A, to make, use, distribute, and sell products based upon the licensed technology. This grant to Licensed Technology and know-how is exclusive to LICENSEE subject to the rights retained by UHC to:
(a) publish or otherwise disclose the general scientific findings from research related to Licensed Technology in accordance with the Sponsored Research Agreement; and
(b) (i) develop, make and use Licensed Technology for UHC’s own research, teaching and other educationally-related and non-commercial purposes and (ii) under a Material Transfer Agreement, provide to not-for-profit research or educational institutions embodiments and copies of the Licensed Technology for their own research, teaching and other educationally-related and non-commercial purposes, provided however, LICENSOR is specifically prohibited from providing Licensed Technology in any form to not-for-profit hospitals or laboratories for the purpose of providing services.

EXCLUSIVE LICENSE AGREEMENT

B. LICENSEE acknowledges and agrees that (i) the Licensed Technology or any Tangible Property associated therewith may have been developed under a government-funded grant, and if so, the United States government may have certain rights relative thereto, (ii) all rights and licenses granted to LICENSEE under Section 1.1(A) are made explicitly subject to the United States government’s rights, and (iii) any conflict between the rights and licenses granted to LICENSEE under this Agreement and the rights of the United States government to the Licensed Technology and any Tangible Property associated therewith may be resolved in favor of the United States government. As of the Effective Date, LICENSOR represents and warrants that the United States government has not sent notice to LICENSOR in either written or oral form regarding rights it may have under Licensed Technology.

1.2	The Licensed Technology

As used in this Agreement, “Licensed Technology” shall mean and include the Cancer and Cancer Potential Marker, Target, Antibody and Therapeutic Technology (Appendix A):

A. the United States patent applications identified in Appendix A,

B. any divisional, continuation (but excluding continuations-in-part except to the extent of claims entitled to the priority date of the parent case), or substitute patent application that shall be based on the United States patents and patent applications identified in Appendix A;

C. any patents that shall issue on any of the patent applications identified in Sections 1.2A or B, and any reissues and extensions thereof;

D. any patents and patent applications corresponding to the patents and patent applications described in Sections 1.2A, B or C that are issued, filed, or to be filed in any and all foreign countries; and any patents or foreign equivalent thereto (including but not limited to patents of importation, utility models, and inventors certificates) that shall subsequently issue thereof; and any renewals, divisions, reissues, continuations, or extensions of the foregoing patents identified in this Section 1.2D;

1.3	Sublicenses

A. LICENSOR grants to the LICENSEE the right to grant sublicenses to third parties consistent with the Agreement, provided that LICENSEE shall remain bound by Section 3 hereof regardless of whether such payment conditions are met by LICENSEE or the activities of any of its sublicensees, and further provided that all sublicenses (both directly and indirectly from LICENSEE) shall contain

EXCLUSIVE LICENSE AGREEMENT

all obligations herein applicable to LICENSEE, in addition to those obligations specified herein as applicable to the sublicensee. Sublicensees of LICENSEE do not have the right to grant sublicenses without the prior written consent of LICENSOR. LICENSEE must deliver to LICENSOR a true and correct copy of each sublicense granted by LICENSEE or any of its direct or indirect sublicenses, and any modification or termination thereof within thirty (30) days after execution, modification or termination and shall deliver a copy of royalty reports received by LICENSEE from such sublicenses in accordance with Section 3.5.

B. LICENSEE grants to LICENSOR the limited right and license under all improvements or derivative works of the Licensed Technology owned by LICENSEE or any of its sublicensees for the same purposes set forth in Section 1.1A.

1.4	Ownership: Reservation of Rights
Nothing in this Agreement is intended to transfer LICENSOR’s interest in or ownership of any Licensed Technology or Tangible Property (as defined in Section 12.1) to the LICENSEE.
2.	TERM
This Agreement shall be effective with respect to each patent or patent application licensed hereunder commencing upon the effective date and ending with expiration of the last Valid Patent Claim, as defined in Section 3.1, and unless terminated earlier pursuant to Article 8, shall continue in effect until the expiration of Royalty Term, as defined in Section 3.2.
3.	ROYALTIES AND LICENSING PAYMENTS

3.1	Definitions
     For purposes of this Agreement, the following defined terms shall have the meaning ascribed to them in this Section 3.1.
A. “Product” means any product or products derived from or made using the Licensed Technology by or on behalf of the LICENSEE and/or its sublicensees for all applications. Product may include, but is not limited to, development of a cancer and cancer potential marker, target, antibody and therapeutic technology.
B. “Net Sales from Royalties” means royalty revenue derived from the sale of products covered by this agreement paid to LICENSEE from any sublicense granted by LICENSEE.
D. “Royalty Term” means (i) with respect to Licensed Technology that is covered by a Valid Patent Claim, expiration of the last Valid Patent Claim

EXCLUSIVE LICENSE AGREEMENT

covering such technology and (ii) with respect to Licensed Technology that is not covered by a Valid Patent Claim, twenty (20) years from the Effective Date.
E. “Valid Patent Claim” means a claim of a pending patent application or an issued patent, in either case to the extent that such claim patent or application has not expired, gone abandoned, been finally rejected or finally held invalid or unenforceable by an order of a court or other governmental agency of competent jurisdiction or been admitted to be invalid or unenforceable through re-issue, disclaimer or otherwise.
     In the event that Licensee elects to directly or indirectly manufacture and distribute any of the products associated with this Agreement, the following terms apply.
F. “Cost of Goods Sold” means the sum total of all costs and expenses associated with getting the finished packaged Licensed Product ready for sale (to include manufacturing, inbound transportation and packaging). This calculation specifically excludes those costs associated with research and development, regulatory compliance, product distribution and sales and marketing, administrative, and overhead expenses attributable to the development, manufacture, distribution and support of the Licensed Product.
G. “Gross Sales” means the amount of all sales, revenues, receipts, fees and other amounts collected by Licensee either directly or through its distributors or agents arising from the sale, lease, rental or other transfer of a Licensed Product, less the following deductions where they are factually applicable and to the extent they were included in the actual billings: (i) discounts, allowed and taken, in amounts customary in the trade; (ii) documented sales and/or use taxes, duties or fees imposed upon, and with specific reference to, particular sales; (iii) amounts credited on returns (not exceeding the original billing), or retroactive price reductions; and (iv) outbound transportation prepaid or allowed.
H. “Net Sales from Manufacturing” means Gross Sales less the Cost of Goods Sold.
I. “Distribution Rights Fee” means any upfront payment from an entity (commercial or otherwise) for the rights to distribute any product covered by this agreement.
3.2	Products
A. Upfront Licensing Fee.
LICENSEE agrees to pay an upfront licensing fee totaling Twenty-Five Thousand Dollars (US$25,000) for Independently Developed Patents, with such payment due immediately upon execution of this Agreement.

EXCLUSIVE LICENSE AGREEMENT

B. Valid Patent Claim.
In consideration for the rights and licenses granted hereunder, the LICENSEE agrees to pay, for the duration of the Royalty Term to LICENSOR for each Product protected by at least one Valid Patent Claim, a royalty of four percent (4.0%) of the “Net Sales from Royalties” and “Net Sales from Manufacturing” of each such Product.
3.3	Minimum Royalty
The LICENSEE agrees to use its best efforts to maximize the worldwide sales of Product. The LICENSEE agrees to make Minimum Annual Royalty Payments of Twenty Five Thousand Dollars (US$25,000) to LICENSOR for Product that uses Licensed Technology as defined in Appendix A wherein a Product is covered by a Valid Patent Claim. Should cumulative payments be less than $25,000 in a single calendar year, then the balance due is payable with the fourth quarter Royalty Period payment.
3.4	Payments Related to Sublicensees or Distributors
If other, non-royalty sublicensing or Distribution Rights Fee payments are made to LICENSEE; LICENSEE SHALL pay LICENSOR fifteen percent (15%) of such payments within the Royalty Period in which LICENSEE received payment from the sublicensee(s) or Distributors.
3.5	Written Payment Statement
A. For LICENSEE’s Sublicensing of Product: For each Royalty Period (as defined below), LICENSEE shall provide LICENSOR with a written statement reciting, on a country-by-country basis, the item, units sold, description, Net Sales from Royalties, payment due and such other information as reasonably requested by LICENSOR for each Product sold by its sub-licensees.
B. For LICENSEE’s Manufacturing of Product: For each Royalty Period (as defined below), LICENSEE shall provide LICENSOR with a written statement reciting, on a country-by-country basis, the stock number, the item, units sold, description, quantity shipped, gross invoice, amount billed customers less discounts, allowances, returns, Gross Sales, Cost of Goods Sold, Net Sales from Manufacturing, payment due and such other information as reasonably requested by LICENSOR for each Product sold by LICENSEE.
3.6	Form of Payments
All payments due LICENSOR shall be made in United States currency by check drawn on a U.S. bank, unless otherwise specified by LICENSOR. Furthermore, all payments due LICENSOR based on sales in countries outside the United States shall accrue in the currency of the country in which the sales are made. LICENSEE shall utilize its best efforts to affect U.S. dollar transfers with respect to such royalties. However, any and all loss of

EXCLUSIVE LICENSE AGREEMENT

exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other required taxes on such royalties are deductible from payments due to LICENSOR. All payments shall be made to the following address:
Center for Clinical Research
University Hospitals of Cleveland
PO Box 74420
Cleveland, Ohio 44194-4420
3.7	Royalty Payment Schedule
Payments due hereunder shall be made by the LICENSEE to LICENSOR on or before the thirtieth (30th) day of April, July, October and January of each calendar year for sale of all Products sold during the immediately preceding calendar quarterly periods ending on the last day of March, June, September and December (each a “Royalty Period”).
4.	RECORD INSPECTION AND AUDIT

4.1	Inspection of Books and Records
LICENSOR shall have the right, upon reasonable notice, to inspect LICENSEE’s books and records and all other documents and material in LICENSEE’s possession or control with respect to the subject matter of this Agreement. LICENSOR shall have access thereto for such purposes and may make copies thereof. However, in no event shall LICENSOR have the right to examine information with respect to LICENSEE’s costs, pricing formulas, or percentages of markup. LICENSEE shall impose similar obligations on its sublicensees for the benefit of itself and of LICENSOR.
4.2	Independent Audit
LICENSOR shall have the right for a period of five (5) years after receiving any report required under Section 3.7 to appoint an independent certified public accountant, at LICENSOR’s sole expense, who shall have access to LICENSEE’s records during reasonable business hours for the purpose of verifying the amounts payable under this Agreement, but this right may not be exercised more than once in any calendar year, and the accountant shall disclose to LICENSOR only information relating solely to the accuracy of such report and the payments made in accordance with this Agreement. The failure of LICENSOR to request verification of any royalty report during said five (5) year period shall be considered acceptance of the accuracy of such report and the LICENSEE shall have no obligation to maintain any records pertaining to such report beyond said five (5) year period. If the independent certified public accountant’s review reveals an increase of more than five percent (5.0%) in any payment due to the LICENSOR hereunder, LICENSEE shall be obligated to pay any out-of-pocket expenses incurred by LICENSOR with respect to such review, in addition to paying such arrears within fifteen (15) days of the date that LICENSEE receives notice of such audit results.

EXCLUSIVE LICENSE AGREEMENT

5.	INTELLECTUAL PROPERTY

5.1	Patent Prosecution

A. LICENSOR shall have the sole right to control the filing, prosecution and maintenance of patents for the Licensed Technology; provided however, that LICENSOR shall consult with LICENSEE regarding the filing, prosecution and maintenance of any such patent applications to the extent such applications relate to the Licensed Technology licensed to LICENSEE hereunder, including, without limitation, by providing LICENSEE a reasonable opportunity to review and comment on all aspects of patent prosecution and proposed submissions to any patent office before submittal, and provided further that LICENSOR shall keep LICENSEE reasonably informed as to the status of prosecution of any such patent applications by promptly providing LICENSEE copies of all communications relating to same that are received from any patent office or foreign associate, and provide LICENSEE a reasonable opportunity to review and comment on all submissions to any patent office before submittal. If LICENSEE obtains an exclusive license to the Licensed Technology pursuant to the terms and conditions of this Agreement that is the subject of such patent application, then LICENSEE shall reimburse LICENSOR, within thirty (30) days of receipt by the LICENSOR of the billing invoices, or otherwise be responsible, for all expenses related to the filing of such patent applications, including attorney’s fees, for domestic and foreign patent applications filed under this paragraph. The LICENSOR agrees to provide the LICENSEE with copies of any such patent applications, as well as copies of any documents related to the prosecution of said patent applications. Notwithstanding the above, LICENSOR may at its discretion and upon written notification choose to allow LICENSEE to direct all patent prosecution.

B. If LICENSOR decides not to file a patent application as directed by LICENSEE in writing on any aspect of the Licensed Technology, LICENSOR will promptly notify LICENSEE of the decision and permit LICENSEE to file patent applications on such subject matter, which shall then be considered a Licensed Technology, as the case may be.

C. If the LICENSEE subsequently informs the LICENSOR, upon a 90 day advanced written notice, that LICENSEE no longer wishes to pay patent prosecution and maintenance fees and expenses on any aspect of the Licensed Technology, then the LICENSOR will be free to either abandon such patent applications or patents or to continue such prosecution and maintenance at the LICENSOR’s sole expense, all solely in the name of LICENSOR and the LICENSEE shall have no further interest or rights in said patents and applications whatsoever.

EXCLUSIVE LICENSE AGREEMENT

5.2	Third Party Infringers
If either Party to this Agreement becomes aware that any of the Licensed Technology for which a patent has issued is being or has been infringed by a third party, that Party shall promptly notify the other Party in writing describing the facts relating to the infringement. Following said notification:
A. LICENSEE shall have the initial right, but not the obligation, to institute, prosecute and control any action, suit or proceeding (an “Action”) with respect to such infringement, including any declaratory judgment action, at its expense, using legal counsel of its choice. The LICENSOR shall have the right to participate in any such Action, at its own expense, using legal counsel of its choice.
B. If the LICENSEE elects not to exercise its right to initiate, prosecute and control any Action within one hundred twenty (120) days after notice of infringement, then the LICENSOR shall have the exclusive right, but not the obligation, to initiate, prosecute and control such Action at its sole expense.
C. The LICENSEE shall be entitled to offset fifty percent (50%) of any reasonable and documented (to the LICENSOR) expenses that are incurred by the LICENSEE in connection with such Action. LICENSEE agrees to reimburse LICENSOR for fifty percent (50%) of such expenses provided that LICENSEE has obtained an exclusive license to the Licensed Technology subject to such Action. Any amounts recovered in such Action shall be used first to reimburse the LICENSEE and/or the LICENSOR, as the case may be, for expenses it incurred in connection with any Action. Any remaining amount shall be equally divided between the LICENSEE and the LICENSOR.
5.3	Third Party Claims of Infringement
If the exercise by the LICENSEE of the exclusive license rights granted by the LICENSOR to the LICENSEE under this Agreement results in any claim of patent infringement by a third party against the LICENSEE, the LICENSEE shall have the exclusive right to defend itself against any such claim, suit or proceeding at its own expense, using legal counsel of its own choice, and shall have the sole right and authority to settle any such suit with the written consent of the Licensor. In the event of such litigation, the LICENSOR agrees to cooperate with the LICENSEE, at the LICENSEE’s reasonable request and sole expense, in connection with the defense of such claim. The LICENSEE shall be entitled to offset any costs and expenses (including attorneys and professional fees) incurred by it in connection with any such proceeding against any amounts it would otherwise owe the LICENSOR in license-derived payments, up to a maximum of fifty percent (50%) of the amounts the LICENSEE would otherwise owe the LICENSOR. Should the LICENSEE choose to not proceed with defense with any third party infringement claim, suit or proceeding, LICENSOR shall have the right to defend such claims at LICENSOR’s sole expense.

EXCLUSIVE LICENSE AGREEMENT

6.	WARRANTIES AND DISCLAIMER

6.1	General Warranties
The LICENSOR represents and warrants that (except for the rights, if any, of the government of the United States of America): (i) it has an ownership interest in the entire right, title, and interest in and to the Licensed Technology either alone or jointly with Case Western Reserve University (CWRU); (ii) it has the right and power to grant the licenses granted herein; (iii) that it has not knowingly granted licenses thereunder to any other entity that would restrain the rights granted Licensee except as stated herein; and (iv) it has not received written notification from any third party relating to actions against LICENSOR for infringement with respect to the Licensed Technology anywhere in the world.
6.2 ANY AND ALL INFORMATION, INTELLECTUAL PROPERTY, PATENT RIGHTS, TECHNOLOGY, LICENSED SUBJECT MATTER OR OTHER RIGHTS, MATERIALS OR PROPERTY GRANTED OR PROVIDED TO LICENSEE BY LICENSOR UNDER THIS AGREEMENT IS GRANTED OR PROVIDED TO LICENSEE BY LICENSOR UNDER THIS AGREEMENT IS GRANTED OR PROVIDED ON AN “AS IS” “WHERE-IS” BASIS WITH ALL FAULTS. LICENSEE UNDERSTANDS AND ACKNOWLEDGES THAT LICENSOR MAKES NO REPRESENTATION AS TO ALL SUCH INFORMATION, INTELLECTUAL PROPERTY, PATENT RIGHTS, TECHNOLOGY, LICENSED SUBJECT MATTER OR OTHER RIGHTS, MATERIALS OR PROPERTY GRANTED OR PROVIDED TO LICENSEE, AND LICENSOR DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES OF ANY KIND WHATSOEVER WITH RESPECT TO THE FOREGOING INCLUDING, WITHOUT LIMITATION, ANY SUCH WARRANTIES CONCERNING INFRINGEMENT, THE OPERATABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, COMMERCIAL POTENTIAL, USE, SAFETY EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, VALIDITY, ENFORCEABILITY AND/OR BREADTH OF THE LICENSED SUBJECT AND/OR PATENT RIGHTS. LICENSOR ALSO MAKES NO REPRESENTATIONS AS TO, AND LICENSOR DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES CONCERNING, WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR WHICH MAY BE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS, NOR DOES LICENSOR MAKE ANY REPRESENTATION THAT THE INVENTIONS CONTAINED IN THE PATENT RIGHTS, THE LICENSED SUBJECT MATTER OR LICENSED PRODUCTS DO NOT INFRINGE ANY OTHER PATENTS NOW HELD OR THAT WILL BE HELD BY OTHERS OR BY LICENSOR. IN NO EVENT WILL THE LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS OR THE USE OR THE PRACTICE OF LICENSED METHODS.

EXCLUSIVE LICENSE AGREEMENT

NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHER WISE ANY LICENSE OR RIGHTS UNDER ANY PATENTS OF LICENSOR OTHER THAN THOSE DEFINED HEREIN UNDER LICENSED TECHNOLOGY AND JOINT LICENSED TECHNOLOGY, RETGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THOSE DEFINED UNDER LICENSED TECHNOLOGY.
6.3	Manufacture, Production, Sale, and Distribution
The LICENSEE shall be solely responsible for the manufacture, production, sale, and distribution of the Licensed Technology and will bear all costs associated therewith except as specifically defined herein.
7.	MARKING AND SAMPLES
LICENSEE shall, and agrees to require its sublicensees to, fully comply with the patent marking provisions of the intellectual property laws of the applicable countries in which the Product is sold or distributed. Furthermore, within a reasonable period of time, not to exceed one year from the effective date, Licensee shall have included in all marketing literature relating to all Licensed Products a statement to the effect that “this product or a portion thereof is made under license from University Hospitals of Cleveland.”
8.	TERMINATION

8.1	Immediate Right of Termination.
LICENSOR shall have the right to immediately terminate this Agreement by giving written notice to LICENSEE in the event that LICENSEE files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if the LICENSEE discontinues or dissolves its business.
8.2	Right to Terminate Upon Notice of Material Breach
Either party may terminate this Agreement upon sixty (60) days’ written notice to the other party in the event of a material breach of any provision of this Agreement by the other party, provided that, during the sixty (60) day period, the breaching party fails to cure such breach. If, however, one Party (the “Receiving Party”) receives notification from the other Party (the “Notifying Party”) of a material breach or default and the Receiving Party notifies the Notifying Party, in writing within thirty (30) days of receipt of such breach or default notice, that it disputes the asserted breach or default, the matter will be resolved according to the dispute resolution procedures in Paragraph 20 of this Agreement. In such event, the

EXCLUSIVE LICENSE AGREEMENT

Notifying Party shall not have the right to terminate this Agreement until it has been determined that the Receiving Party materially breached or was in default of any of the terms and conditions of this Agreement, and the Receiving Party fails to cure such breach within sixty (60) days after the conclusion of such proceeding.
8.3	Licensee’s Right to Terminate
LICENSEE shall have the right to terminate this Agreement at any time upon thirty (30) days’ written notice to LICENSOR, such termination to become effective at the conclusion of such thirty (30) day period. Notwithstanding the previous sentence, upon termination of this Agreement, the LICENSEE shall be entitled to (i) complete the manufacture of any Products in process at the time of such termination, and (ii) dispose of any Products on hand in the ordinary course of business.
8.4	Post Termination Rights
Upon expiration or termination of this Agreement, LICENSEE shall thereafter immediately cease all further use of the Licensed Technology and know-how required to practice the Licensed Technology (except for which the Royalty Term has expired before termination) and LICENSOR’S Confidential Information in the possession or control of LICENSEE and each of the sublicensees of the Licensed Technology, and all rights granted to LICENSEE and the sublicensees under this Agreement or any sublicense agreement shall forthwith terminate and immediately revert to LICENSOR. In addition, LICENSEE and each sublicensee of the Licensed Technology shall promptly return or destroy any tangible embodiments of the Confidential Information, Licensed Technology, Tangible Property or Products in its possession or control at the time of such termination. However, nothing herein shall be construed to release either Party of any obligation that matured prior to the date of such termination, Moreover, the obligations of the Parties in Sections 4, 6, 8.4,9.3-9.5, and Articles 10,11,14 and 20 shall survive termination of this Agreement for any reason.
9.	CONFIDENTIALITY

9.1	Confidential Information
“Confidential Information” means any and all information about a Party which is used, developed or obtained by a Party relating to that Party’s business, research and development efforts, including, without limitation, technical information, know-how, compositions of matter, processes, material, technology, software, prototypes, ideas, inventions, improvements, data, files, information relating to supplier and customer identities and lists, accounting records, business and marketing plans, and all similar information, and all copies and tangible embodiments thereof (in whatever form or medium).

EXCLUSIVE LICENSE AGREEMENT

9.2	Exceptions
Notwithstanding Paragraph 9.1, Confidential Information shall not include information which: (i) is known to the receiving party at the time of disclosure or becomes known to the receiving party without breach of this Agreement; (ii) is or becomes publicly known through no wrongful act of the receiving party or any subsidiary of the receiving party; (iii) is rightfully received from a third party without restriction on disclosure; (iv) is independently developed by the receiving party or any of its subsidiary; (v) is furnished to any third party by the disclosing party without restriction on its disclosure; (vi) is approved for release upon a prior written consent of the disclosing party; or (vii) is disclosed pursuant to judicial order, requirement of a governmental agency or by operation of law.
9.3	Terms of Confidentiality
The receiving party agrees that it will not disclose any Confidential Information to any third party and will not use Confidential Information of the disclosing party for any purpose other than for the performance of the rights and obligations hereunder during the term of this Agreement and for a period of five (5) years thereafter, without the prior written consent of the disclosing party. The receiving party further agrees that Confidential Information shall remain the sole property of the disclosing party and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees. No license shall be granted by the disclosing party to the receiving party with respect to Confidential Information disclosed hereunder unless otherwise expressly provided herein.
9.4	Publicity
The Parties agree that all publicity and public announcements concerning the formation and existence of this Agreement shall be jointly planned and coordinated by and among the Parties. Except as otherwise set forth in this Agreement, neither party will make any public statement, press release or other announcement relating to the terms of or existence of this Agreement without the prior written approval of the other.
9.5	Publication
LICENSOR agrees that any publication of data or other technical information related to the Licensed Technology or the Products will be submitted to the LICENSEE at least forty five (45) days prior to the publication date. No publication of data or other technical information related to the Licensed Technology or the Products shall be made by LICENSEE without the prior written consent of LICENSOR.

EXCLUSIVE LICENSE AGREEMENT

10.	INDEMNITY AND INSURANCE

10.1	Licensee’s Obligation
LICENSEE agrees to defend, indemnify and hold Dr. Gorodeski, (MacDonald Physicians, Inc.), Case Western Reserve University, LICENSOR, their successors and assigns, and its officers, trustees, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims or actions of third parties against LICENSOR arising from or related in any way to LICENSEE’S performance of the Agreement or based on the manufacture or sale, marketing, commercialization or sublicensing of Product or portions of the Product including, but not limited to, claims or actions founded on product liability, the use of the Licensed Technology or any other actions or omissions of LICENSEE in connection with this Agreement except those described in Section 10.2.
10.2	Licensor’s Obligation; Limitation
LICENSOR agrees to defend, indemnify and hold LICENSEE and its officers, directors, agents, sublicensees, employees, and customers, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims or actions of third parties against LICENSEE based on a breach by LICENSOR of any representation and warranty made in this Agreement.
In no event shall LICENSOR be liable for lost profits, lost business opportunity and any other reliance or expectancy, any indirect, serial, punitive, future, incidental or consequential damages of any kind, even if advised of the possibility of such damage.
10.3	Insurance
In addition to any other insurance LICENSOR may reasonably require, LICENSEE shall obtain and keep in full force during the term of this Agreement and for a period of three (3) years thereafter, comprehensive general liability insurance, including coverage for workers compensation, products liability, bodily and personal injury, death, and its indemnity obligations under this Agreement, issued by a responsible insurance company or companies, rated at least A-VII by A.M. Best, in good standing and authorized to do business in the State of Ohio, in the amount of no less than $2 million per occurrence. LICENSOR shall be named as an additional insured under said policies. LICENSOR shall within ten (10) days after request, provide LICENSOR with a copy of all policies or certificates showing such insurance to be then in force. All policies shall contain an undertaking by the insurers to notify LICENSOR, in writing, by registered or certified mail, not less than thirty (30) days prior to any material change, cancellation or other terminations thereof

EXCLUSIVE LICENSE AGREEMENT

11.	TAXES AND GOVERNMENTAL APPROVALS

11.1	Compliance with Law, Taxes, Fees, and Duties
LICENSEE shall be solely responsible for the payment of any and all taxes, fees, duties and other payments incurred in relation to the manufacture, use and sale of the Licensed Technology, or Products.
11.2	Approvals, Authorizations, and Validations
LICENSEE shall comply with all applicable national, regional, state, and local laws and regulations (all as may be amended from time to time) in connection with its activities under this Agreement. LICENSEE shall be solely responsible, at its own expense, for applying for and obtaining any approvals, authorizations, or validations necessary to effectuate the terms of this Agreement under the laws of the appropriate national laws of each of the countries where the Products are sold.
12.	FORCE MAJEURE
Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, terrorism, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.
13.	NOTICE AND COMMUNICATIONS
Notices and other communications required by the terms and conditions of this Agreement shall be made by first-class mail, postage prepaid, with confirmation by facsimile, addressed to the Party receiving the notice or communication at the address specified below, or at any other address as either Party may designate in writing to the other Party:

If to:	If to:

University Hospitals of Cleveland	CytoCore, Inc.
President and CEO	President and CEO
11100 Euclid Avenue	414 N. Orleans,
Cleveland, OH 44106	Suite 502
(216)844-1428	Chicago, IL 60610 312-222-9550

EXCLUSIVE LICENSE AGREEMENT

with a copy to:
University Hospitals of Cleveland
11100 Euclid Avenue
Cleveland, OH 44106
Phone: (216) 844-3817
Fax: (216) 844-5010
Attention: General Counsel
14.	AGREEMENT BINDING ON SUCCESSORS
The provisions of the Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns.
15.	ASSIGNABILITY
     Neither this Agreement nor the rights and obligations hereunder may be assigned by either Party without the prior express written approval of the other Party, unless through the sale of all or substantially all of the assets of either organization to a third party.
16.	WAIVER
No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement. Any waiver must be in writing and signed by the Party entitled to the benefit of the right being waived.
17.	SEVERABILITY
If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.
18	INTEGRATION
This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties regarding the subject matter hereof, and is intended as a final expression of their Agreement concerning the subject matter hereof. It shall not be modified or amended except in writing signed by the Parties hereto and specifically referring to this Agreement.

EXCLUSIVE LICENSE AGREEMENT

19.	DISPUTE RESOLUTION
If a dispute arises out of or relates to this Agreement, or the breach thereof, and if such dispute cannot be settled promptly, the Parties agree first to try in good faith to settle the dispute by good faith discussions between the senior management of each Party. If such discussions do not resolve the dispute within thirty (30) days after a Party has referred the dispute to resolution by the senior management, the Parties agree to submit such dispute within ten (10) days to non-binding mediation in Cleveland, Ohio, under the Commercial Mediation Rules of the American Arbitration Association. If such mediation fails to resolve the dispute within sixty (60) days, either Party may proceed to seek any remedies available to it.
20.	GOVERNING LAW
THIS AGREEMENT IS TO BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.
21.	EXPORT CONTROL LAWS
LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.
IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement on behalf of the parties as of the date appearing at the beginning of this Agreement.

UNIVERSITY HOSPITALS OF CLEVELAND

By:

Name:

Date:

CYTOCORE, INC.

By:	/s/ David Weissberg

Name:	David Weissberg
Date:	1/27/06

EXCLUSIVE LICENSE AGREEMENT

Appendix A.

UHC File #	Activity	Date	Patent#

UH2004-006	Naturally occurring truncated P2X7 Receptor	06/02/05	60/686,770

EXCLUSIVE LICENSE AGREEMENT

APPENDIX B
University Hospitals of Cleveland
MATERIAL TRANSFER AGREEMENT
This document may not be used for the transfer of radioactive materials.
Parties to this Agreement:

Recipient Company/Organization/Institution:

Recipient’s Address:

Recipient’s Scientist(s):

Recipient Scientist’s Address:

Provider Company/Organization/Institution:

Provider’s Address:

Provider’s Scientist(s):

Definitions:

Effective Date:

Original Material:

Progeny: Unmodified descendant from the Original Material, such as virus from virus, cell from cell, or organism from organism, and any immediate or remote progeny of or descendant from organisms or cell lines containing the same genetic mutation(s) or lesion(s) as Original Material.
Unmodified Derivatives: Substances created by Recipient which constitute an important unmodified functional sub-unit or expression product of the Original Material, e.g., subclones of unmodified cell lines, purified or fractionated sub-sets of the Original Material such as novel plasmids or vectors, proteins expressed by DNA or RNA, antibodies secreted by a hybridoma.
Material: Original Material plus Progeny and Unmodified Derivatives.

EXCLUSIVE LICENSE AGREEMENT

Modifications: Substances created by Recipient which contain/incorporate any form of the Material (Original Material, Progeny or Unmodified Derivatives).
Information: All information relating to Material or Modifications disclosed to Recipient by Provider

Purpose for Transfer:

Terms and Conditions of this Agreement:
1. (a) The Material as defined above is and remains the property of Provider and is to be used by Recipient only under the direction of Recipient’s Scientist for the Purpose stated above.
     (b) Provider does not claim ownership of substances or Modifications produced as a result of Recipient’s research with the Material that are not included in the definition of Material above; however, Provider does retain ownership of any form of the Material included in such substances or Modifications.
     (c) Except as expressly provided in this Agreement, no rights are provided to Recipient under any patent applications, trade secrets or other proprietary rights of Provider. In particular, except as provided for under the Exclusive License Agreement of               , 2006, between CytoCore, Inc. and University Hospitals of Cleveland, no rights are provided to use the Material or Modifications for profit-making or commercial purposes, such as sale; use in manufacturing; use in drug screening, evaluation, and/or design programs; or provision of a commercial service based upon the Material or Modifications.
     (d) If Recipient desires to use the Material or Modifications for such profit-making or commercial purposes, Recipient agrees that it must first negotiate a license or other appropriate agreement with Provider and third parties as may be required, and it is further understood by Recipient that Provider shall have no obligation to enter into such a license or agreement and in fact may grant exclusive or non-exclusive commercial licenses to others.
     (e) Recipient agrees to obtain Provider’s written approval before entering into any sponsored research agreement in which the sponsor (other than the government) gains rights to intellectual property arising from research with the Material and/or Modifications.
2. The Recipient agrees not to transfer the Material or Modifications without the prior written consent of Provider to anyone who does not work under the Recipient Scientist’s direct supervision. No person authorized to use the Material

EXCLUSIVE LICENSE AGREEMENT

shall be allowed to take or send the Material to any location other than the Recipient Scientist’s Address without Provider’s written consent.
3. Each party agrees to use reasonable efforts to hold confidential all Information identified as confidential at the time of disclosure and, if orally disclosed, then confirmed in writing or other tangible medium within thirty (30) days, except for Information that: (a) is now or will enter the public domain as the result of its disclosure in a publication, the issuance of a patent, or otherwise without the legal fault of the receiving party; (b) the receiving party can prove was in its possession at the time of the disclosure by the other party other than by prior disclosure by Provider, or was developed by recipient alone or in collaboration with a third party without knowledge of the Confidential Information; (c) comes into the hands of the receiving party by means of a third party who is entitled to make such disclosure and who has no obligation of confidentiality toward the disclosing party; or (d) must be disclosed pursuant to a court order or as otherwise required by law. Obligations of non-disclosure of Information shall terminate three (3) years from the Effective Date of this Agreement.
4. If Recipient’s research results in a discovery, invention, new use, or a product (collectively referred to as “Invention”), Recipient agrees to disclose promptly such Invention(s) to Provider on a confidential basis. Inventorship shall be determined in accordance with United States patent law (if patentable) or by mutual agreement between the parties (if not patentable) taking into account the role and contributions of individuals involved in the development of the Invention. If Provider personnel are co-inventors of such inventions, the Recipient agrees to enter into a license agreement with Provider concerning Recipient’s and/or Provider’s use of the invention, such license to provide a reasonable royalty to be negotiated in good faith based on the respective parties’ contributions and relevant industry standards. If either Provider or Recipient is the sole inventor of any Invention, that party shall be free to dispose of such Invention as it sees fit. Any educational institution which is a party to this Agreement shall have the right to use for its internal research purposes Inventions developed through use of the Material under this Agreement without payment of license or royalty fees.
5. This Agreement shall not be interpreted to prevent or delay publication of research results using the Material or Modifications. Recipient’s Scientist and Recipient agree to provide appropriate acknowledgment of the source of the Material in all publications and presentations based on use of the Material, and agrees to furnish Provider with a copy of the manuscript or abstract disclosing such results prior to submission thereof to publisher, and not less than thirty (30) days prior to publication to allow Provider an opportunity to protect proprietary or intellectual property rights relating to the Material that might be contained in such disclosure. Provider agrees to keep such copy confidential during the thirty (30) day period and until publication. Other than as specified above, Provider will not use the Recipient’s name or the names of its schools or departments in any publication or marketing materials without prior written consent.

EXCLUSIVE LICENSE AGREEMENT

6. Any Material delivered pursuant to this Agreement is understood to be experimental in nature, and Provider makes no representations and extends no warranties of any kind, either express or implied. There are no express or implied warranties of merchantability or fitness for a particular purpose, or that the use of the Material will not infringe any patent, copyright, trademark, or other rights.
7. In no event shall Provider be liable for any use by Recipient of the Material or for any loss, claim, damage, or liability, of any kind or nature, that may arise from or in connection with the Recipient’s use, handling, storage, or disposal of the Material, except as such claims, demands, costs, or judgments may arise from Provider’s gross negligence or willful misconduct. Recipient assumes responsibility for, and agrees to indemnify and hold harmless Provider and Provider’s trustees, officers, agents, and employees from any liability, loss, or damage they may suffer as a result of any claims, demands, costs, or judgments against them arising but of the use, handling, storage, or disposal of the Material by Recipient, except as such claims, demands, costs, or judgments may arise from Provider’s gross negligence or willful misconduct.
8. The Material shall in no event be used in human beings (including for diagnostic purposes) without the appropriate prior government regulatory approval. All research involving the Material (including but not limited to research involving the use of animals and recombinant DNA) and disposal of the Material shall be conducted in accordance with all federal, state, local and other laws, regulations, and ordinances governing such research including applicable NIH guidelines.
9. (a) This Agreement will terminate on the earliest of the following dates: (1) when the Material becomes generally available, for example, through reagent catalogs or from a repository under the Budapest treaty, in which case Recipient shall be bound by the least restrictive terms applicable to Material obtained from the then-available sources, or (2) on completion of Recipient’s proposed research studies with the Material, or (3) on thirty (30) days written notice by either party to the other, or (4) one year from the date that this Agreement is signed by Provider.
     (b) On termination of this Agreement, Recipient will discontinue its use of the Material and will, unless otherwise directed by Provider, return or destroy the Material. Recipient will also either destroy Modifications or remain bound by the terms of this Agreement as they apply to Modifications.
     (c) Paragraphs 3, 4, 5, 6 and 7 shall survive termination.

EXCLUSIVE LICENSE AGREEMENT

10. This Agreement is not assignable without the prior written consent of Provider, and shall be governed by the laws of the State of Ohio, without reference to its choice of law provisions.
AGREED to this                        day of                                            , 20          :
Recipient Company/Organization/Institution:

(authorized signature)	(name and title)

(date)

Recipient’s Scientist(s):

(signature)	(printed name)

(date)

Provider Company/Organization/Institution

(authorized signature)	(name and title)

(date)

Provider’s Scientist(s):

(signature)	(printed name)

(date)